Exhibit 99.1

January 15, 2013

Dear Shareholder,

Cole Credit Property Trust, Inc. (CCPT) continues to perform well, especially given the market conditions of the past few years following the financial crisis of 2008. As of its most recently filed quarterly financial statements, dated September 30, 2012, CCPT’s portfolio maintained an occupancy rate of 100% and a weighted average remaining lease term of 7.0 years. At the end of the year, the portfolio was well-diversified across 36 properties in 17 states.

The Board of Directors recently convened to determine an estimated value of CCPT’s shares in order to assist retirement plan fiduciaries and IRA trustees and custodians with their annual reporting requirements. The Board unanimously approved an estimated share value of $7.75, as of December 31, 2012. In determining this value, the Board considered materials prepared by CBRE Capital Advisors, Inc.,1 an independent investment banking firm with expertise in providing real estate valuation services, as well as information provided by CCPT’s advisor. The estimated share value will be reflected on your statement for January 2013, which you should receive in early February.

Funds from operations in the portfolio also remain steady, and we will be maintaining the current annualized distribution rate of 5.00% for the first quarter of 2013, based on the original $10.00 offering price.

We believe that actively managing the portfolio can help maximize risk-adjusted returns. These actions include dispositions, reinvestments and lease extensions, as appropriate. For example, we sold three Wawa properties in July and two Walgreens properties in September; extended three leases with Sherwin Williams, while continuing negotiations on other extensions; and identified several potential acquisitions for the first quarter of 2013. Our experienced team of real estate professionals will continue to work on these initiatives throughout 2013.

In summary, we are pleased with the overall performance of CCPT and where it is positioned in the current market cycle. Our conservative investment strategy focused on institutional quality commercial real estate net leased to creditworthy tenants on a long-term basis has continued to serve the income needs of our investors.

Thank you for your investment in CCPT. If you have any questions, please contact your Financial Advisor or the Cole Investor Services team at 866-907-2653.

Sincerely,

Marc Nemer

President and Chief Executive Officer

Cole Real Estate Investments

Cole Real Estate Investments  •   2325 East Camelback Road, Suite 1100  •   Phoenix, Arizona 85016

P: 602.778.8700  •   F: 602.778.8780  •   www.ColeCapital.com

1.	CBRE Capital Advisors, Inc. (CBRE Cap) is the independent investment banking business of CBRE in the Americas, and is separate from CBRE’s real estate brokerage operation. CBRE Cap has extensive real estate investment banking experience, including advising on significant real estate transactions and providing strategic advice to leading real estate private equity funds. CBRE Cap provides an array of services including strategic mergers and acquisitions advice and pre-IPO advisory, capital raising, restructuring, and valuation services.

All real estate valuation methodologies depend on a number of judgments and opinions, and the use of different judgments and opinions may have resulted in a different estimate of value. Additionally, as there is no active market for trading CCPT shares, the estimated value may not reflect what shareholders might receive upon selling their shares. For a description of the methodologies considered by our Board, please refer to the Current Report on Form 8-K dated January 15, 2013 available at www.colecapital.com or www.sec.gov.

Certain statements in this letter may be considered forward-looking statements that reflect the current views of Cole’s and CCPT’s management with respect to future events. Forward-looking statements about Cole’s and CCPT’s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. Cole and CCPT do not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.

Cole Real Estate Investments  •   2325 East Camelback Road, Suite 1100  •   Phoenix, Arizona 85016

P: 602.778.8700  •   F: 602.778.8780  •   www.ColeCapital.com